Appendix A

Amended and Restated as of October 31, 2017

Name of Fund
ClearBridge Aggressive Growth Fund
ClearBridge All Cap Value Fund
ClearBridge Appreciation Fund
ClearBridge Dividend Strategy Fund
ClearBridge Energy MLP & Infrastructure Fund
ClearBridge Global Health Care Innovations Fund
ClearBridge International Small Cap Fund
ClearBridge International Value Fund
ClearBridge Large Cap Growth Fund
ClearBridge Large Cap Value Fund
ClearBridge Mid Cap Fund
ClearBridge Mid Cap Growth Fund
ClearBridge Select Fund
ClearBridge Small Cap Growth Fund
ClearBridge Small Cap Value Fund
ClearBridge Sustainability Leaders Fund
ClearBridge Tactical Dividend Income Fund
EnTrustPermal Alternative Core Fund
QS Conservative Growth Fund
QS Defensive Growth Fund
QS Global Dividend Fund
QS Global Equity Fund

Name of Fund
QS Growth Fund
QS International Dividend Fund
QS Moderate Growth Fund
QS S&P 500 Index Fund
QS U.S. Large Cap Equity Fund